Option to License US Patent Appl No.: 10/620,303

1. Names
This option agreement is made by Brain Tree International, Inc., a Utah corporation doing business as Brain Tree (hereinafter “Brain Tree”), and Michael G McGuire., an individual doing business as MGM (hereinafter “MGM”).

2. Option to License US Patent
In exchange for a $10,000 non-refundable payment that MGM has made to Brain Tree (the “option fee”), Brain Tree hereby grants to MGM an option to license the intellectual property commonly known as an “Apparatus to Convert an Analog Signal to a Digital Format Using an Analog Broadcast License” (the “Option”), relating to the Las Vegas, Nevada and surrounding areas as might be identified by an existing FCC issued Broadcast License and to be defined by a definitive license agreement upon exercise of the Option.
Brian Tree hereby acknowledges receipt of the $10,000 non-refundable option fee received from MGM on September 27, 2011. The option fee is in addition to any licensee fee or price that will be due and payable upon the exercise of this Option and the execution of a definitive license agreement.
If MGM exercises this Option, Brain Tree agrees to license the intellectual property to MGM on terms to be set forth in a formal license agreement.

3. Exercise of Option
Pursuant to this Option, MGM has the right to exercise its Option by delivering to Brain Tree, on or before November 1, 2011, a second payment of $10,000 and a written notice of exercise of the Option. MGM may deliver the payment and notice by sending it to Brain Tree’s office at 1390 South 1100 East, Ste 204, Salt Lake City, Utah 84105 by certified mail or private overnight mail service, in which case the payment and notice will be treated as delivered when received at Brain Tree’s address in person or placed in the possession of the U.S. Postal Service or the private carrier.

The second payment of $10,000 upon exercise of the Option will be applied to any future royalties due to Brain Tree for an annual royalty period November 1, 2011 to November 1, 2012 for the Las Vegas, NV area.

4. Royalties
Upon exercise of the Option and execution of a definitive license agreement, future royalties owed by MGM will be determined by a calculation of market population as set forth in the license agreement.  The parties agree that the definitive license agreement will include an annual royalty fee of a minimum of $10,000 for any market population.  All royalty payments will be made by check or cashier's check.

5. Inclusions
This Option and the resulting definitive license agreement will include any and all improvements to the intellectual property, and the availability of any research conducted by Brain Tree.
At closing, Brain Tree and MGM will execute a definitive license agreement for the listed intellectual property.

6. Exclusions
Any other matters regarding the intellectual property subject hereto and not included herein, are excluded from this Option.

7. Condition of Equipment
Brain Tree does not make any representations or warranties concerning the intellectual property and US Patent subject hereto other than as set forth herein.

8. Due Diligence Period  and Access to Intellectual Property
This Option is to afford MGM a due diligence period through October 30, 2011. Upon reasonable notice to Brain Tree, MGM may have only access to the patent filings. Any inspections involving Brain Tree’s Patent Counsel will be at MGM's expense.

9. Infringements with Property
To the best of Brain Tree’s knowledge, there are no problems or infringements with the intellectual property that would not be apparent to the parties hereto.

10. Special Assessments
MGM agrees that it will pay any special assessments that become a lien on the intellectual property after the date of closing.

12. Other Charges
MGM agrees that it will pay for any addition charges related to the intellectual property incurred after the date of closing.

13. Taxes
Any future taxes related to the licensing, certifications, or approvals of the intellectual property would be the burden of the MGM.

14. Closing and Possession
Upon exercise of the Option, a definitive license agreement will be entered into and will be closed no later than on November 1, 2011.

15. Patent Rights
 Brain Tree offers no additional representations or warranties related to the intellectual property subject to this Option.

17. Loss Before Closing
Until the due diligence period is completed and a definitive licensing agreement is executed between Bran Tree and MGM, the risk of loss related to the intellectual property and patents is assumed by Brain Tree.

18. Default
If MGM defaults after giving Brain Tree notice of MGM’s intention to exercise the Option to license, Brain Tree may cancel this Option and claim the option fee as liquidated damages.

If Brian Tree defaults, MGM may demand a refund of the option fee in termination of this Option.

20. Entire Agreement
This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

21. Successors and Assignees
This contract binds and benefits the heirs, successors and assignees of the parties hereto.

22. Notices
All notices must be in writing. Except as provided in Paragraph 3, notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:
•	in person
•	by certified mail, or
•	by overnight courier.

23. Governing Law
This contract will be governed by and construed in accordance with the laws of the state of Utah.

24. Counterparts
The parties may sign several identical counterparts of this contract. Any fully signed counterpart shall be treated as an original.

25. Modification
This contract may be modified only by a writing signed by all the parties hereto.

26. Waiver
If one party waives any term or provision of this contract at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this contract, that party retains the right to enforce that term or provision at a later time.

27. Severability
If any court determines that any provision of this contract is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this contract invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

“Brain Tree”

Brain Tree International, Inc.,
a Utah corporation doing business as BrainTree
1390 South 1100 East
Ste 204
Salt Lake City, Utah 84105

Dated:

By:
George I Norman III
Vice-President

“MGM”
Michael G McGuire, Inc.,
An individual doing business as MGM

Dated:

By:
Michael G McGuire